AMERICAN CLAIMS EVALUATION, INC.

STOCK OPTION AGREEMENT

GRANT OF STOCK OPTION

AGREEMENT dated as of the 20th day of June, 2007, by and between AMERICAN CLAIMS EVALUATION, INC., a New York corporation (the "Company"), and GARY GELMAN, c/o American Claims Evaluation, Inc., One Jericho Plaza, Jericho, New York 11753 (the "Holder").

SECTION  1.

GRANT OF OPTION.

(a)

Stock Option.  Pursuant to the provisions of the American Claims Evaluation, Inc. 2005 Stock Incentive Plan (the "Plan"), the Company hereby grants to the Holder, subject to the terms and conditions of the Plan and the terms and conditions set forth herein, the right and option (the “Stock Option”) to purchase from the Company all or any part of an aggregate of Three Hundred Thousand (300,000) shares of common stock, par value $.01 per share (the "Common Stock"), of the Company, such option to be exercised as hereinafter provided.

SECTION  2.

TERMS AND CONDITIONS.  It is understood and agreed that the Stock Option granted hereby is subject to the following terms and conditions:

(a)

Exercise Price.  The price per share of Common Stock for shares purchased upon the exercise of a Stock Option shall be $1.97.  This price is no less than the fair market value of the Common Stock, it being the quoted offered price for your shares on the Small Cap Market of NASDAQ on the date of grant.

(b)

Expiration Date.  The Stock Option shall be immediately exercisable and shall expire ten years after the date hereof, except as otherwise provided in the Plan or any employment agreement between the parties hereto pursuant to which a shorter period is prescribed.

(c)

Conditions to Exercise of the Stock Option.

(i)

No part of any Stock Option may be exercised until each of the following events shall have occurred:

(A)

either (1) the shares subject to the Stock Option shall have been effectively registered under the Securities Act of 1933, as amended (the "Securities Act") and, if necessary, under any applicable state securities laws, or (2) counsel for the Company shall have rendered its opinion to the Company to the effect that an exemption from such registration is available; and

(B)

the shares subject to the Stock Option shall meet the rules of any stock exchanges or automated quotation systems on which Common Stock of the Company may then be listed.

(ii)

If the shares subject to the Stock Option shall not have been effectively registered under applicable securities laws, the Company may require as a condition to the exercise of the Stock Option that the Holder make such representations to the Company as the Company shall deem appropriate, on the advice of counsel, including, without limitation, a representation to the effect that the Holder is purchasing the shares to be acquired upon the exercise of the Stock Option for his own account for investment only and not with a view to distribution or with any present intention of reselling any such shares, and that the shares may not be sold or disposed of, except in accordance with the Securities Act.

(d)

Method of Exercise.  The Stock Option may be exercised in whole or in part at any time.

(e)

Payment of Purchase Price Upon Exercise of Stock Option.  At the time of any exercise of a Stock Option, the purchase price of the Common Stock as to which the Stock Option shall be exercised shall be paid in cash, by certified check or bank check, or, in the discretion of the Committee, by delivery of shares of Common Stock or a combination of cash and Common Stock.  The Holder shall be responsible for and pay to the Company any withholding tax that may be the Holder's obligation to pay by virtue of the transactions contemplated herein.

(f)

Exercise Upon Death, Permanent Disability or Termination of Employment.

(i)  In the event that the Holder dies (A) while a director or an employee of the Company or of a subsidiary thereof, or (B) within 90 days after termination of employment with the Company or a subsidiary thereof, the Stock Option may be exercised within twelve months after the death of the Holder (but not later than the end of the fixed term of the Stock Option) by his estate or by a person who acquires the right to exercise the Stock Option by bequest or inheritance.

(ii)  After a Holder ceases to be a director or an employee of the Company or a subsidiary thereof, whether as a result of termination by the Company or such subsidiary or by the Holder, normal retirement, early retirement, or disability retirement, either physical or mental, the Stock Option may be exercised by him, his attorney-in-fact, or his guardian, as appropriate, at any time after the date on which he ceases to be or director or an employee (but no later than the earlier of 90 days after the Holder ceases to be employed by the Company or such subsidiary (for whichever of the above reasons) or the end of the fixed term of the Stock Option) for the number of shares for which the Stock Option could have been exercised at the time he ceased to be a director or an employee.

(g)

Nontransferability of Stock Option.  No Stock Option shall be transferable other than by will or by the laws of descent and distribution.  During the lifetime of the Holder, the Stock Option shall be exercisable only by the Holder.

(h)

Adjustment Upon Change of Shares.  In the event of a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering or other event affecting shares of the Company, the number and class of shares then subject to the Stock Option previously granted, and the price per share payable upon exercise of such Stock Option shall be equitably adjusted by the Committee to reflect the change.

(i)

No Rights as Stockholder.  The Holder shall have no rights as a stockholder with respect to any shares of Common Stock subject to the Stock Option before the date of issuance to the Holder of a certificate or certificates for such shares.

(j)

No Right to Continued Employment.  The  Stock Option shall not confer upon the Holder any right with respect to continuance of service or employment by the Company or any subsidiary thereof, nor shall it interfere in any way with the right of the employer to terminate such service or employment at any time.

(k)

Compliance With Law and Regulations.  No Stock Option shall be exercisable and no shares will be delivered except in compliance with all applicable federal and state laws and regulations, including, without limitation, compliance with withholding tax requirements and with the rules of all domestic stock exchanges on which the Company's Common Stock may be listed.  Any share certificate issued to evidence shares for which a Stock Option is exercised may bear legends and statements deemed advisable by the Committee (as defined in the Plan) to assure compliance with federal and state laws and regulations.  No Stock Option shall be exercisable, and no shares will be delivered, until the Company has obtained consent or approval from regulatory bodies, federal or state, having jurisdiction over such matters as the Committee may deem advisable.

SECTION  3.

HOLDER BOUND BY PLAN.  The Holder hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

SECTION  4.

NOTICES.  Any notice hereunder shall be deemed effective only if in writing and sent by certified mail, return receipt to the Company at One Jericho Plaza, Jericho, New York 11753; Attention and to the Holder at the address listed on the first page hereof, subject to the right of either party to designate at any time hereafter in writing some other address.

SECTION  5.

COUNTERPARTS.  This Agreement may be executed in two counterparts each of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, American Claims Evaluation, Inc. has caused this Agreement to be executed by its duly authorized officer and the Holder has executed this Agreement, both as of the day and year written at the beginning of this Agreement.

AMERICAN CLAIMS EVALUATION, INC.

By:	/s/ Gary J. Knauer	/s/ Gary Gelman
	Gary J. Knauer	Gary Gelman
	Chief Financial Officer	Optionee